Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant (x) Filed by a Party other than the Registrant ( ) Check the appropriate box:
( )   Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(x)   Definitive Proxy Statement
( )   Definitive Additional Materials
( )   Soliciting Material pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                               Bontex, Inc.
             (Name of Registrant as Specified in its Charter)
                    David A. Dugan, Corporate Secretary

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
                                    N/A
Payment of Filing Fee (Check the appropriate box):
(x)   No fee required
( )   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.
      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total Fee Paid:
( )   Fee paid previously with preliminary materials
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

                                   BONTEX (R)

                                      1998

                      Notice of Annual Stockholders Meeting

                                       and

                                 Proxy Statement
















Thursday, October 22, 1998
at 10:30 a.m. local time
Lexington, Virginia

Dear Shareholder:

You are cordially invited to attend the Annual Shareholders Meeting to be held at 10:30 a.m., Eastern Daylight-Saving Time, on Thursday, October 22, 1998, at the Best Western Inn at Hunt Ridge, Lexington, Virginia. The accompanying Notice of Annual Meeting and Proxy Statement contains detailed information as to the formal business to be transacted at the meeting.

The Board urges you to vote "FOR" all proposals on the enclosed proxy card.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, please complete, sign, and date the proxy card attached and return it in the enclosed postage-paid envelope. Please note, however, that if your shares are held of record by a broker, bank, or other nominees and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Thank you for your interest.

Sincerely,



James C. Kostelni
Chairman of the Board and
Chief Executive Officer

                      NOTICE OF ANNUAL STOCKHOLDERS MEETING

                                                            September 23, 1998

                                  BONTEX, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of Bontex, Inc. will be held at the Best Western Inn at Hunt Ridge, Willow Springs Drive, Lexington, Virginia, on October 22, 1998 at 10:30 a.m., Eastern Daylight-Saving Time, for the following purposes:

     1. To elect three Class B directors to serve until the annual meeting of stockholders in 2001,

     2. To approve a plan to grant stock options to certain executive officers, and

     3. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on September 14, 1998, are entitled to vote at this meeting.

     You are urged to fill in, date and sign the accompanying proxy and to mail the same as promptly as possible. If you sign and return your proxy without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                                     Charles W. J. Kostelni
                                                        Corporate Secretary

                                  BONTEX, INC.
                             A VIRGINIA CORPORATION
                                 PROXY STATEMENT
                       1998 ANNUAL MEETING OF STOCKHOLDERS

                                     GENERAL

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Bontex, Inc. (the "Company") of proxies in the accompanying form to be used at the Annual Meeting of the Stockholders of the Company to be held on October 22, 1998, at 10:30 a.m., Eastern Daylight-Saving Time, at the Best Western Inn at Hunt Ridge, Willow Springs Drive, Lexington, Virginia 24450, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to stockholders is September 25, 1998.

     A copy of the Company's Annual Report to Stockholders, including financial statements for the fiscal year ended June 30, 1998, reported upon by KPMG Peat Marwick LLP, is being mailed concurrently with this Proxy Statement, but should not be considered proxy solicitation material.

     Any person signing and mailing the enclosed form of proxy may revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by submitting a signed proxy bearing a later date, or by giving prior written notice of revocation of the proxy to the Corporate Secretary of the Company, One Bontex Drive, Buena Vista, Virginia 24416-1500. All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in the manner specified therein. If no specification is made, the proxy will be voted FOR the election of all of the Class B directors and FOR the adoption of the plan to grant stock options to three of the Company's executive officers (the "Proposed Plan").

                                VOTING SECURITIES

     The close of business on September 14, 1998, has been fixed as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting of Stockholders. There were 1,572,824 shares of Company common stock outstanding as of the foregoing record date, and each such share is entitled to one vote.

     The holders of shares entitled to cast a majority of the votes at the Annual Meeting constitute a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and broker non-votes (i.e., shares registered in the names of brokers or other "street name" nominees for which proxies are voted for some but not all matters) will be included in determining the number of shares represented at the Annual Meeting. Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Approval of the Proposed Plan requires the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast by the shares that are entitled to vote. Votes that are withheld and broker non-votes will not be included in determining the number of votes cast.

     The Company will appoint one or more inspectors of election to act at the Annual Meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

     As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating votes. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

                 STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

     The following table sets forth as of August 28, 1998, certain information regarding the only known beneficial holders of more than five percent of the outstanding common stock of the Company and the beneficial ownership of the common stock of the Company by each director and nominee, by each named executive officer and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

                                    Shares Beneficially
Name of Beneficial Owner                    Owned               Percent of Class
------------------------            -------------------         ----------------
First Union National Bank               843,082 (1)                   53.61
303 Broad Street
Red Bank, New Jersey 07701

Mrs. Dolores Kostelni                   695,207 (2)                   44.20
Route 4, Box 251
Turtle Brooke Lane
Lexington, Virginia  24450

Mrs. Patricia S. Tischio                675,607 (3)(9)                42.96
901 Foxboro Drive
Norwalk, Connecticut  06851

Estate of Marie G. Surmonte             675,507 (4)                   42.95
c/o First Union National Bank
303 Broad Street
Red Bank, New Jersey 07701

Hugo N. Surmonte Residuary Trust         95,400 (5)                    6.07
c/o First Union National Bank
303 Broad Street
Red Bank, New Jersey 07701

William J. Binnie                         3,244 (6)                     *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Michael J. Breton                         1,900                         *
Bontex S.A.
rue Slar
4801 Stembert, Belgium



                                              2




William B. D'Surney                         850                         *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

David A. Dugan                              160                         *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Charles W. J. Kostelni                   11,134                         *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

James C. Kostelni                        81,940 (7)(9)                5.21
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Jeffrey C. Kostelni                      21,826 (8)                   1.40
Bontex S.A.
rue Slar
4801 Stembert, Belgium

Frank B. Mayorshi                           600                         *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Larry E. Morris                           4,000                         *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Joseph F. Raffetto                        5,582                         *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Robert J. Weeks                           8,121                         *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

All Directors and
 Executive Officers
 as a Group (12 persons)                814,964                       51.82


(1) Includes 95,400 shares held as co-trustee for the Hugo N. Surmonte Residuary Trust, 72,715 shares held as trustee of the Hugo N. Surmonte Marital Trust, and 675,507 shares held as a co-executor of the Estate of Marie G. Surmonte. The Bank has shared voting and dispositive power with respect to these shares.
(2) Includes 19,700 shares owned by Mrs. Kostelni with sole voting and dispositive power and an aggregate of 675,507 shares of which Mrs. Kostelni has shared voting and dispositive power as a co-executor of the Estate of Marie G. Surmonte. Excludes 57,590 shares owned by Mrs. Kostelni's spouse, Mr. James C. Kostelni, and 2,653 shares owned by Mrs. Kostelni's adult son, James H. Kostelni.
(3) Includes 100 shares owned by Mrs. Tischio with sole voting and dispositive power, an aggregate of 675,507 shares of which Mrs. Tischio has shared voting and dispositive power as a co-executor of the Estate of Marie G. Surmonte, and excludes 2,750 shares owned by Mrs. Tischio's adult daughter, as to which Mrs. Tischio disclaims beneficial ownership.
(4) Dolores Kostelni, Patricia S. Tischio and First Union National Bank are co-executors of the Estate and have shared voting and dispositive power with respect to these shares.
(5) Dolores Kostelni and Patricia S. Tischio are beneficiaries of the Trust. Mrs. Kostelni and Mrs. Tischio and the Bank have shared voting and dispositive power with respect to these shares.
(6)   Includes 726 shares held by Mr. Binnie's spouse as Trustee for their sons.
(7) Includes 19,700 shares owned by Mr. James C. Kostelni's spouse, Dolores Kostelni. Does not include 2,653 owned by Mr. James C. Kostelni's adult son, James H. Kostelni, as to which Mr. James C. Kostelni disclaims beneficial ownership, and 675,507 shares held in the Estate of Marie G. Surmonte, of which Mr. James C. Kostelni's spouse, Dolores Kostelni, is a co-executor with shared voting and dispositive power.
(8)   Includes 1,000 shares owned by Mr. Jeffrey C. Kostelni's spouse.
(9) Mr. James C. Kostelni's spouse, Dolores Kostelni, and Mrs. Patricia S. Tischio are co-executors and share voting and dispositive power with First Union National Bank of 675,507 shares held by the Estate of Mrs. Marie G. Surmonte.

*     Represents less than 1% of the outstanding shares of Company common stock.


                             ELECTION OF DIRECTORS

PROPOSAL NO. 1

     The Company's Board of Directors is divided into three classes (A, B and C) with staggered three-year terms. The current term of office of the Class B directors expires at the 1998 Annual Meeting of Stockholders. The terms of the Class C and Class A directors will expire in 1999 and 2000, respectively.

     There are three Class B directors, Jeffrey C. Kostelni, Joseph F. Raffetto and Patricia S. Tischio, each of whom has been nominated for reelection by the Board of Directors.

     It is the intention of the persons named as proxies, unless instructed otherwise, to vote for the election of each of the three nominees set forth below. Each nominee has agreed to serve if elected. If any nominee shall unexpectedly be unable to serve, the shares represented by all valid proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board. At this time, the Board knows of no reason why any nominee might be unable to serve. Class B nominees will serve for a three-year term until the 2001 Annual Meeting and until their successors are elected and qualified.

     The present principal occupation or employment and employment during the past five years and all positions or offices, if any, held with the Company are set forth opposite the name of each director and nominee. All nominees are members of the present Board of Directors.


                                   NOMINEES
                               CLASS B DIRECTORS
                      (Serving Until 2001 Annual Meeting)

                        Year in Which First
Name and Age            Elected as Director     Principal Occupation
------------            -------------------     --------------------
Patricia S. Tischio          1995               Assistant Corporate Secretary (1994-97)
Age 59                                          and Corporate Office Manager (since 1989)
                                                of the Company.  Mrs. Tischio has a
                                                Bachelor of Arts Degree in English.

Jeffrey C. Kostelni          1995               Chief Financial Officer and Treasurer
Age 32                                          (since 1994), General Sales Manager of
                                                Bontex S.A., a subsidiary of the Company in
                                                Belgium (since 1995) and Assistant
                                                Controller (1993-94) of the Company.  Mr.
                                                Kostelni has a Bachelor  of Science Degree
                                                in Accountancy and is a Certified Public
                                                Accountant.

Joseph F. Raffetto           1984               Physician (retired).
Age 89

                        DIRECTORS CONTINUING IN OFFICE
                               CLASS C DIRECTORS
                      (Serving Until 1999 Annual Meeting)

William J. Binnie            1977               Retired engineering consultant since 1996;
Age 73                                          prior thereto, President, W. J. Binnie &
                                                Associates, Whispering Pines, North
                                                Carolina.  Mr. Binnie has a Bachelor of
                                                Science Degree in Civil Engineering.

Michael J. Breton            1990               Corporate Director of International
Age 58                                          of the Company (since 1993) and General
                                                Manager of Bontex S.A., a subsidiary of the
                                                Company (since 1987); prior thereto,
                                                Director of European Operations
                                                (1987-1993).  Mr. Breton has a Bachelor of
                                                Science Degree in Paper Technology.

Frank B. Mayorshi            1993               Private investor since 1991; prior thereto
Age 62                                          Partner, KPMG Peat Marwick LLP,
                                                Roanoke, Virginia.  Mr. Mayorshi has a
                                                Bachelor of Science Degree in Business
                                                Administration.


                                      5




                               CLASS A DIRECTORS
                      (Serving Until 2000 Annual Meeting)

                        Year in Which First
Name and Age            Elected as Director     Principal Occupation
------------            -------------------     --------------------

James C. Kostelni            1965               Chairman of the Board, President, and
Age 63                                          Chief Executive Officer of the Company
                                                (since 1994),  President and Chief Operating
                                                Officer (since 1971). Mr. Kostelni has a
                                                Bachelor of Science Degree in Business
                                                Administration.

Robert J. Weeks              1983               Private investor since 1993; prior thereto,
Age 64                                          Vice-President, Dun & Bradstreet Corp.,
                                                Bethlehem, Pennsylvania.  Mr. Weeks has a
                                                Bachelor of Science Degree in Business
                                                Administration.

Larry E. Morris              1993               Technical Sales Director (since 1998) of
Age 52                                          the Company; prior thereto, Technical
                                                Director (1983-98), Sales
                                                Director (1993-98) and
                                                Manufacturing Director of the
                                                Company (1983-1993).

William B. D'Surney          1995               Private investor since 1994; prior thereto,
Age 69                                          Senior Vice-President,  Alexander &
                                                Alexander, Richmond, Virginia.  Mr.
                                                D'Surney has a Bachelor of Science Degree
                                                in Business Administration.

No director or nominee is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Jeffrey C. Kostelni is the son of Mr. James C. Kostelni. Mrs. Patricia
S. Tischio is the sister-in-law of Mr. James C. Kostelni and the aunt of Mr. Jeffrey C. Kostelni.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during fiscal 1998. All directors attended 100% of the total number of meetings of the Board and the committees of the Board on which they served.

     A director's fee of $1,500 per meeting attended is paid to all non-employee directors. In addition, non-employee directors who are members of the Executive, Audit and/or Compensation Committees receive a fee of $500 per committee meeting attended. All directors are reimbursed for their actual travel expenses for attending Board and committee meetings.

     The Board of Directors annually elects four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Executive Committee of the Board of Directors, which is composed of Messrs. James C. Kostelni (Chairman), Weeks, Mayorshi and Binnie, is empowered to exercise all authority of the Board of Directors, except with respect to matters reserved for the Board by Virginia law. This committee met six times during fiscal 1998.

     The Audit Committee of the Board of Directors, which consists of Messrs. Mayorshi (Chairman), Binnie and Weeks, oversees the financial reporting process and the Company's internal controls. This committee met four times during fiscal 1998.

     The Compensation Committee of the Board of Directors, which consists of Messrs. Weeks (Chairman), Binnie and Mayorshi, meets as necessary to consider and make recommendations to the Board of Directors concerning compensation of executive officers and employees of the Company. This committee met four times during fiscal 1998.

     The Nominating Committee of the Board of Directors, which consists of Messrs. James C. Kostelni (Chairman), Mayorshi and Weeks, considers and recommends to the Board, candidates for election as directors of the Company. The Nominating Committee will not consider nominees recommended by stockholders. This committee met one time during fiscal 1998.

                            EXECUTIVE STOCK OPTIONS

PROPOSAL NO. 2

     At its meeting on August 27, 1998, the Board of Directors of the Company adopted, subject to stockholder approval, a plan (the "Proposed Plan"), pursuant to which certain executive officers of the Company (the "Executives") would be granted stock options for an aggregate of 120,000 shares of Company common stock, at an exercise price of $4.50 per share, as follows: James C. Kostelni, 80,000 shares; Jeffrey C. Kostelni, 20,000 shares; and Charles W. J. Kostelni, 20,000 shares.

     The Proposed Plan was adopted by the Board of Directors in consideration of the Executives' voluntary agreements to cancel unexercised options earlier granted to them as part of their respective executive compensation agreements. In the case of James Kostelni, the canceled option was granted on January 22, 1997 and entitled him to purchase, over a ten-year period, up to 80,000 shares of Company common stock, at a price of $4.50 per share, which was the fair market value of the common stock on the date of grant. In the case of each of Jeffrey Kostelni and Charles Kostelni, the canceled option was granted on November 21, 1997 and entitled him to purchase, over a ten-year period, up to 20,000 shares of Company common stock, at a price of $5.63 per share, which was the fair market value of the common stock on the date of grant. The Executives agreed to cancel their previously granted options in order to expedite the Company's application to transfer its common stock listing from The Nasdaq Stock Market to The Nasdaq SmallCap Market.

     If the Proposed Plan is approved by the stockholders, the Executives will be issued new options, as set forth below.

Executive Stock Options
-----------------------
                                                                                        Number of
                                                                                        Shares
                                                                                        Underlying
Name and Position                       Dollar Value ($) (1)  Exercise Price ($) (2)    Grant
-----------------                       --------------------  ----------------------    ----------
James C. Kostelni                               240,000               360,000              80,000
  President & CEO
Executive Group                                 120,000               180,000              40,000
Non-Executive Group                                   0                     0                   0
Non-Executive Officer Group                           0                     0                   0

------------------------------------
(1) Based on the closing price ($3.00 per share) of the Company's common stock on the Nasdaq SmallCap Market on September 16, 1998.

(2) The exercise price of each option under the Proposed Plan would be $4.50 per share, which was the fair market value of the Company's common stock on January 22, 1997, the date of grant of the earliest canceled option.

     The options granted under the Proposed Plan would be exercisable only during a period which begins on the date of stockholder approval and ends on the ten-year anniversary of such date. The options may be exercised during the ten-year period, either at once or from time to time in blocks of not less than 100 shares. The foregoing notwithstanding, any unexercised options held by an Executive would expire thirty days after the termination of the Executive's employment for any reason, except death. In the event of the Executive's death, any options held by him which were exercisable at the time of death may be exercised by the person designated in the Executive's will or by the proper legal representative of the Executive within one year following the Executive's death, but in no event later than the expiration date of the option. Any option that is not exercisable at the time of the Executive's termination of employment for any reason, including death, would expire on the date that the Executive's employment terminates. No stock options would be transferable by the Executive other than by will or the laws of descent and distribution. Options may be exercised during the lifetime of the Executive only by him or his guardian or legal representative. The number of option shares can be adjusted from time to time by the Company's Board of Directors to prevent dilution of the Executives' rights caused by stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, reorganizations, liquidations and similar matters.

     The options will not meet the terms of Section 422A of the Internal Revenue Code and therefore will result in taxable income to the Executive at the time of exercise to the extent of the difference between the exercise price and the fair market value of the stock at the time of exercise. The Company will be entitled to a federal income tax deduction upon the transfer of stock to the Executive pursuant to an exercise of an option, if certain federal income tax withholding requirements are met. The amount of the deduction will equal the amount of compensation income recognized by the Executive.

     The Board of Directors of the Company may amend or terminate the Proposed Plan but cannot, without approval of the stockholders: (i) increase the maximum number of shares for which options may be granted under the Proposed Plan (except as permitted by the antidilution provisions); (ii) permit the granting of options at less than 100% of fair market value at the time of grant; or (iii) change the Executives to whom options are issued.

     The Proposed Plan will become effective upon its approval by the stockholders of the Company. The Proposed Plan is designed to provide the Executives with the opportunity to acquire an equity interest in the Company and thereby benefit from appreciation in the value of Company common stock. It is believed that the options will provide an incentive for the Executives to use their best efforts and superior performances to promote the best interests of the Company for the benefit of all stockholders.

     If a quorum is established, approval of the Proposed Plan requires the affirmative vote of a majority of the votes cast by the shares that are entitled to vote at the meeting.

      Your Board of Directors recommends a vote FOR Proposal No. 2.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information regarding the individual compensation earned by the Chief Executive Officer and the six other most highly compensated executives for services in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 1998, 1997 and 1996.

                                                          Annual Compensation
                               -------------------------------------------------------------------------------
    Name and                                                          Other Annual               All Other
Principal Position             Year     Salary ($)   Bonus ($)    Compensation ($) (2)    Compensation ($) (3)
------------------             ----     ----------   ---------    --------------------    --------------------
James C. Kostelni              1998       242,795     44,664(1)           59,188                    65,891
   Chairman of the             1997       221,180     48,110             101,397                    58,316
   Board of                    1996       221,180          -              99,820                    66,007
   Directors,
   President and
   Chief Executive
   Officer

Michael J. Breton              1998       129,226     10,781(1)           18,135                     7,829
   Corporate                   1997       158,821          -              18,912                     7,910
   Director of                 1996       167,868          -              15,603                     7,238
   International
   Operations,
   Bontex, S.A.

Tarcisio Pasquali              1998       179,925     20,200(1)           17,100                         -
   General Manager             1997       164,706     10,000              16,790                         -
   Bontex, S.r.l.              1996       129,181     20,000              15,812                         -

Jeffrey C. Kostelni            1998       121,856     24,333(1)            3,446                     3,843
   Treasurer and Chief         1997        98,964      8,537               2,646                     1,494
   Financial Officer           1996        95,007          -               2,846                       434

Charles W. J. Kostelni         1998       108,625     23,099(1)            1,923                     2,933
   Corporate Controller,       1997        88,083     15,208                   -                     1,039
   General Manager and         1996        72,500             -                -
   Corporate Secretary

Harmonson H. Floyd, Jr.        1998       110,000     14,080(1)                -                     1,100
   Director of                 1997       106,250     40,244                   -                       458
   Manufacturing               1996       105,000          -                   -                         -
   and Chief Engineer
   (terminated June 1998)

Larry E. Morris                1998       105,280     13,576(1)            3,351                     3,485
   Technical Sales             1997       113,256     23,144               3,351                     2,458
   Director                    1996       100,740          -               3,351                     2,070

(1) Performance-based bonuses awarded by the Compensation Committee and paid in 1998 for 1997 performance.
(2) Except as otherwise indicated in the table, the named executives did not receive perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of his salary and bonus reported in the table. All amounts represent automobile allowances or long-term disability insurance premium payments, except the amount for Mr. James Kostelni, which in 1998 includes $1,110 automobile allowance, $52,356 "gross-up" payment for reimbursement of taxes received pursuant to the Supplemental Executive Compensation Agreement (discussed below) and $5,722 long-term disability insurance premium payment.
(3) Amounts disclosed in this column for 1998 include: (i) payment by the Company of premiums for whole life insurance on behalf of Mr. James Kostelni in the amount of $6,375, (ii) annuity having a value of $59,516, transferred to Mr. James Kostelni pursuant to the Supplemental Executive Compensation Plan, (iii) Company contributions on behalf of the named executive officers under the Bontex Inc. Retirement Plan as follows: Mr. James Kostelni $0, Mr. Breton $0, Mr. Pasquali $0, Mr. Jeffrey Kostelni $2,731, Mr. Charles Kostelni $1,910, Mr. Floyd $0, and Mr. Morris $2,432,
      (iv) Bontex S.A.'s contribution under the Bontex, S.A. Pension Plan on behalf of Mr. Breton, $7,829, and (v) Company contributions on behalf of the named executive officers under the Bontex Inc. Executive Benefit Deferred Compensation Agreement as follows: Mr. James Kostelni $0, Mr. Breton $0, Mr. Pasquali $0, Mr. Jeffrey Kostelni $1,112, Mr. Charles Kostelni $1,023, Mr. Floyd $1,100 and Mr. Morris $1,053.

Retirement Plans

Bontex, Inc. Retirement Income Plan

     The Company has in effect a defined benefit retirement plan ("Plan"). Estimated annual benefits payable at normal retirement age 65 under the Plan to persons in specified remuneration and years of service classifications are set forth below. The following table contains no benefits attributable to supplemental benefit plans as there are no such plans.


      Final Average                            Years of Service
         Earnings          15             20            25            30            35
      -------------    ---------      ---------     ---------     ---------      ---------
        $ 125,000      $ 35,556       $ 47,408      $ 59,260      $ 71,112       $ 71,112
          150,000        43,056         57,408        71,760        86,112         86,112
          175,000        43,056         57,408        71,760        86,112         86,112
          200,000        43,056         57,408        71,760        86,112         86,112
          225,000        43,056         57,408        71,760        86,112         86,112
          250,000        43,056         57,408        71,760        86,112         86,112
          300,000        43,056         57,408        71,760        86,112         86,112
          400,000        43,056         57,408        71,760        86,112         86,112
          450,000        43,056         57,408        71,760        86,112         86,112
          500,000        43,056         57,408        71,760        86,112         86,112

     The benefits in the Table are computed as a straight-life annuity payable annually and are derived from both employer and employee contributions. The benefits are not subject to any deduction for Social Security or other offset amounts.

     The compensation covered by the Plan includes all amounts received for personal services rendered in the course of employment for the Company to the extent those amounts are includable in gross income, except for distributions from deferred compensation plans or other amounts that receive special tax treatment. Compensation for purposes of the Plan may not exceed statutory limits. The limit for the 1998 and 1997 plan years was $160,000, which may be increased by the Internal Revenue Service in the future to reflect cost of living increases. The benefit formula equals the sum of (A) 1.5% of Final Average Earnings up to Social Security Covered Compensation, and (B) 2.0% of Final Average Earnings in excess of Social Security Covered Compensation, multiplied by credited years of service up to a maximum of 30 years.

     Social Security Covered Compensation means the average of the taxable wage bases for the 35 calendar years ending with the last day of the calendar year in which a participant attains his Social Security retirement age. Final Average Earnings is generally the average earnings for the five highest consecutive years of compensation during the ten years immediately preceding retirement.

     It is estimated that at age 65, for Plan purposes, Messrs. James C. Kostelni, Jeffrey C. Kostelni, Charles Kostelni and Morris will have 41, 38, 34 and 28 years of credited service, respectively. Mr. Breton and Pasquali do not participate in the Plan.

Bontex, S.A. Pension Plan

     The Company's subsidiary, Bontex, S.A., maintains a pension plan ("Pension Plan") for certain of its employees. Mr. Breton is the only Pension Plan participant included in the Compensation Table. The Pension Plan generally provides a monthly retirement benefit beginning at normal retirement age 65 until the participant's death based on years of service and the average of the last five years' annual salary. Provisions are also made for monthly payments to a surviving spouse and children. Estimated annual benefits payable upon retirement under the Pension Plan to persons in specified remuneration and years of service classifications are set forth below. No benefits from a supplemental benefit plan are included as no such plan exists.


      Final Average                            Years of Service
         Earnings          15             20            25            30            35
      -------------    ---------     ----------   -----------    ----------     ----------
        $ 125,000      $ 15,591       $ 20,789     $  25,987     $  31,184      $  36,381
          150,000        19,822         26,429        33,036        39,643         46,251
          175,000        24,052         32,068        40,086        48,103         56,120
          200,000        28,281         37,708        47,135        56,163         65,990
          225,000        32,511         43,347        54,186        65,023         75,860
          250,000        36,741         48,988        61,235        73,482         85,729
          300,000        45,201         52,431        75,335        90,401        105,469
          400,000        62,119         82,827       103,533       124,241        144,947
          450,000        70,580         94,107       117,634       141,159        164,687
          500,000        79,040        105,386       131,733       158,079        184,426

     It is estimated that at age 65 Mr. Breton will have 18 years of credited service. Although compensation for Pension Plan purposes is the average of the most recent five years' annual salary, only $89,326 of the amount shown for Mr. Breton in the Compensation Table qualifies as compensation under the Pension Plan for 1998. The Pension Plan defines the benefit in terms of Belgian francs, and the above amounts were calculated using the exchange rate in effect on June 30, 1998. The benefits listed in the Pension Plan table are computed as a straight-life annuity payable annually and are not subject to any deduction for Social Security or other offset amounts.

Bontex, Inc. Executive Benefit Deferred Compensation Agreement

     The Company adopted a tax deferred compensation benefit plan for certain executives during fiscal year 1997. The plan allows the employee to defer up to four percent of his compensation with a Company match of up to one percent of compensation. The Company's contribution funds life insurance policies on each executive, with the Company as owner and beneficiary.

Retirement Compensation Agreements

Supplemental Executive Compensation Agreement

     On May 26, 1994, the Company and Mr. James C. Kostelni (hereafter in this section, Mr. Kostelni) entered into a Supplemental Executive Compensation Agreement which is intended to supplement Mr. Kostelni's retirement benefits to make up for any loss of benefits under the Bontex, Inc. Retirement Income Plan resulting from the application of certain limitations imposed by amendments to
Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, under the Revenue Reconciliation Act of 1993. Under the Supplemental Executive Compensation Agreement, the Company has agreed, during Mr. Kostelni's life, to purchase for Mr. Kostelni, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 2000 an annuity contract which provides for the payment of at least $458.33 per month to Mr. Kostelni, such payments to begin upon Mr. Kostelni's reaching age sixty-five and to end upon Mr. Kostelni's death or the ten-year anniversary date of the first annuity payment, whichever is later. In order to replace the survivorship benefits which Mr. Kostelni's spouse, but for the tax changes, would receive upon his death, the Company also has agreed to pay to Mr. Kostelni, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 1997, a cash payment in the amount of $26,000. It is intended that such cash payment will be used by Mr. Kostelni to purchase life insurance which will then provide the survivor benefit. Additionally, the Supplemental Executive Compensation Agreement also provides that the Company shall, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 2000, make a cash "gross-up" payment equal to the amount of any federal, state and local income taxes paid by Mr. Kostelni on the benefits received under the Agreement. The value of the annuity, the cash payment and the "gross-up" payment for fiscal 1998 are included in the Summary Compensation Table above.

     Under the Supplemental Executive Compensation Agreement, the Company shall, upon a change in control, (i) purchase and transfer to Mr. Kostelni all remaining annuities to be purchased pursuant to the Agreement; (ii) pay to Mr. Kostelni all bonus amounts still owing pursuant to the Agreement; and (iii) pay to Mr. Kostelni the applicable "gross-up" payment computed in accordance with the Agreement. If Mr. Kostelni dies during the term of the Supplemental Executive Compensation Agreement, or if Mr. Kostelni's employment with the Company is terminated, either voluntarily or pursuant to the terms of the Executive Compensation Agreement (discussed below), the Agreement shall terminate, and Mr. Kostelni shall be entitled to no further payments or benefits under the Agreement, except those which have accrued as of the date of his death or termination.

     A change in control under the Supplemental Executive Compensation Agreement shall be deemed to have occurred in the event that (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of the Company's voting securities; (ii) the members of the Company's Board of Directors on the date of the Agreement cease for any reason to constitute at least a majority of the Board; (iii) all or substantially all of the assets of the Company are sold, transferred or conveyed by any means, including, but not limited to, direct purchase or merger, if the transferee is not controlled by the Company; or (iv) the Company is merged or consolidated with another entity and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former stockholders of the Company. No change of control shall be deemed to have occurred for purposes of the Agreement by virtue of the acquisition, directly or indirectly, of 20% or more of the combined voting power of the Company's voting securities by Mr. Kostelni or a group including Mr. Kostelni, by a subsidiary or certain other affiliates of the Company, or by the heirs, successors or assigns of Hugo N. Surmonte.

Employment Agreement

     On January 22, 1997, the Company and Mr. James C. Kostelni (hereafter in this section, Mr. Kostelni) entered into an Executive Compensation Agreement providing for the employment of Mr. Kostelni as President and Chief Executive Officer of the Company until May 15, 2005. This Agreement supersedes in its entirety the Executive Compensation Agreement dated June 29,1989, by and between the Company (as successor to Georgia

Bonded Fibers, Inc.) and Mr. Kostelni. Under the Agreement, Mr. Kostelni is to receive a minimum annual salary of $222,000, which shall be adjusted annually by the Compensation Committee of the Board of Directors, along with certain benefits, including such bonuses as are approved by the Board of Directors, an automobile allowance and all fringe benefits offered to Company employees.

     The Agreement may be terminated by the Company only for cause, provided, however, that the Company may not terminate the Agreement on (i) the sale by the Company of substantially all of its assets to a single purchaser or to a group of associated purchasers; (ii) the sale, exchange or other disposition, in one transaction, of more than 50% of the outstanding shares of Company common stock;
(iii) a decision by the Company to terminate its business and liquidate its assets; or (iv) the merger or consolidation of the Company in a transaction in which the stockholders of the Company receive less than 50% of the outstanding voting shares of the new or continuing corporation. Under the Agreement, "cause" is deemed to include only Mr. Kostelni's (i) conviction of a felony; (ii) material breach of the Agreement which remains uncured sixty days after notice by the Company of such breach; or (iii) dishonesty directly related to the performance of his duties.

     The Agreement also may be terminated by the Company if Mr. Kostelni becomes disabled for a period of more than twelve consecutive months, and shall be terminated if Mr. Kostelni dies during the term of the Agreement. In the event of termination of the Agreement as a result of Mr. Kostelni's death or disability, the Company shall, within forty-five days after such termination, pay to Mr. Kostelni or his estate, as the case may be, an amount equal to six-months compensation or the balance due under the Agreement, whichever is less. Additionally, in the event of Mr. Kostelni's death during the term of the Agreement, the Company shall, within sixty days after the date of death, pay a survivor's benefit of $5,000 to his widow or other survivor.

     The Agreement also granted Mr. Kostelni a stock option to purchase 80,000 shares of the Company's common stock, at an exercise price of $4.50 per share, which was the fair market value of the stock on the date of grant (January 22, 1997). The option was exercisable from the date of grant and had a minimum term of ten years. On July 1, 1998, Mr. Kostelni voluntarily agreed to cancel the unexercised option in order to expedite the Company's application to transfer its common stock listing to The Nasdaq SmallCap Market. The Board has agreed, subject to stockholder approval, to issue Mr. Kostelni a new option, exercisable from the date of such stockholder approval, on the same terms and conditions as the canceled option. (See Proposal No. 2 above).

Related Party Litigation

     On March 17, 1998, a Complaint was filed in the Superior Court of New Jersey, Law Division, Essex County, by Patricia Surmonte Tischio, a director of the Company, against the Company, James C. Kostelni, the President and Chief Executive Officer of the Company, and Mr. Kostelni's spouse. Both Mrs. Tischio and Mrs. Kostelni are daughters of the Company's founder and serve as co-executors and co-trustees of, and are designated beneficiaries under, an estate and certain trusts which, in the aggregate, beneficially own approximately 43 percent of the Company's outstanding common stock.

     Mrs. Tischio's Complaint sets out various counts relating to the defendants' alleged breach of and/or interference with an alleged contract relating to Mr. Tischio's employment with the Company and seeks unspecified damages and declaratory and other relief. Management believes that Mrs. Tischio's claims are without merit and intends to vigorously defend the lawsuit.

     Mrs. Tischio also has notified the Company's Board of Directors that she expects to take part in separate litigation in the near future to enforce her separate rights as a Company stockholder. Mrs. Tischio has complained to the Board of Directors of mismanagement and misconduct on the part of Mr. Kostelni and certain other Company officers and directors. In response to these allegations, the Company formed a special committee of independent directors, which engaged independent counsel, to investigate Mrs. Tischio's allegations. Following its investigation, the special committee issued a written report to the Board finding Mrs. Tischio's allegations to be materially unfounded.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of Bontex, Inc. is responsible for recommending to the Board of Directors the compensation policies applicable to all employees, including the Company's executive officers. The Company's compensation policies are based on the fundamental premise that the achievements of the Company result from the coordinated efforts of all employees working toward common objectives.

Compensation Philosophy and Objectives

     The Company seeks to attract, motivate and retain the best possible executive and other employee talent by providing competitive, performance-based compensation programs that tie compensation to the Company's business objectives and performance. The overall objective of this strategy is to align the financial interests of the executive and other employees with those of the stockholders by linking a substantial component of its executives' compensation directly to Company performance.

     The Committee recommends to the Board of Directors the compensation policies that govern both the compensation opportunities available, as well as the actual amounts paid, to Company officers. These policies are designed to provide competitive levels of compensation that link incentive awards to the Company's annual operating plan.

     The Company's incentive bonus plans for executives and other employees are designed to recognize individual and group performance. Target compensation levels are intended to be competitive with those at other progressive companies.

     During fiscal 1994, the Compensation Committee met with an outside consultant to review the compensation of the Company's executive officers. Based on both survey results and the review with the consultant, the Committee has concluded that the total compensation paid to the Company's executives is market competitive, but relatively low with respect to its peer companies.

Elements of the Fiscal 1998 Executive Compensation Program.

     The Committee believes the interests of the stockholders will be best served if the executive compensation program links a substantial component of the cash compensation earned by executives to increases in stockholder value. The current program therefore includes the following two principal components: base salary and annual cash bonuses.

Base Salary

     Base salaries for all executive officers, including the Chief Executive Officer, are established by reference to defined salary ranges which have been assigned to each position based upon salary opportunities provided by the Company's competitors. Increases to individual base salaries are awarded based on the officer's responsibilities, an evaluation of past and current performance, seniority and experience, the Company's overall operating results, position in range, the overall level of salary adjustments among the Company's peers and current and projected economic conditions. Base salary is also a reflection of the value of the job in the Company's operations.

Annual Incentive Plan

     The Company's annual incentive bonus plan directly links the Company's performance to executive officer compensation by providing for higher variable pay when the Company's performance is above defined targets and denying competitive variable pay when Company performance is below targets. The plan, which is designed to reward the accomplishment of overall corporate objectives and reflect the Company's priority of maximum earnings, establishes a bonus pool from which Company employees, including executive officers, may receive an annual cash bonus. In fiscal 1998, the maximum amount at 100 percent of target of the cash bonus available to each executive under the plan was a percentage of the executive's fiscal year earnings, as determined by the Committee based on information provided by the Company's compensation consultants and the Committee's assessment of the executive's position and responsibilities at the Company. Maximum executive bonuses available at 100 percent of target under the plan for fiscal 1998 ranged from $77,413 to $2,680. Bonuses were not available to executive officers under the plan in fiscal 1998 unless and until the Company's net income after taxes exceeded $500,000. This $500,000 threshold was subjectively established by the Committee based on the Company's prior bonus arrangements.

     The amount of the maximum cash bonus received by an executive under the plan depends upon the extent to which the Company meets or exceeds the target levels established for each of six operating goals - environment, safety, production efficiency, customer service, product quality and inventory turns and overtime. These target levels are established each year by the Committee, with the advice of management, based on the Company's past results, anticipated improvements in efficiency and productivity, and current market conditions. The target levels for the six operating goals as a percent of the 1998 bonus pool, were weighted as follows: environment 10%, safety 10%, production efficiency 37%, customer service 8% and product quality 27% and overtime 8%. In fiscal 1998, the Company did not meet the $500,000 net income threshold, and no bonus payments were made.

1997-98 Senior Management Incentive Plan

     The purpose of the 1997-98 Senior Management Incentive Plan was to provide additional incentives to executive officers to realize goals and to maximize stockholder value by having a significant percentage of total direct compensation derived from incentive awards. This strategy is intended to motivate officers to maximize Company performance and to align officer and stockholder interests more closely by linking incentive compensation directly to increases in stockholder value.

     Under this plan, executive officers were eligible to earn an annual bonus equal to a percentage of their 1998 current base salary if the Company's net sales and operating profits for fiscal 1998 exceeded specified amounts and executives obtained individual objectives. The level of bonus payments available to executives under the plan was determined as follows: 10% of current base salary if the Company's net sales and operating profit exceed $47,300,000 and $2,829,271, respectively, and 10% if executives reach individual objectives. The percentages and targets established under the plan were determined by the Committee, subject to approval of the Board of Directors, based on current year financial results and projected financial results for the new plan year. The Company's net sales and operating profit objectives were not met for fiscal year 1998, and no bonus payments were made.

Chief Executive Officer (CEO) Compensation

     The 1998 compensation paid to Mr. James C. Kostelni, the Company's Chief Executive Officer, was recommended by the Compensation Committee based on its review of independently produced CEO compensation surveys and consideration of compensation paid by companies of similar size with global responsibilities in comparable industries. The Compensation Committee recommended the CEO's compensation to the Board of Directors after considering that Mr. James C. Kostelni's on-going efforts to develop the Company's specifications sales business, his progress in restructuring the Company and reducing costs, his overall past and present performance and contributions to the Company, and the relationship of the CEO's compensation to that of other key executives.

                             Compensation Committee:
                            Robert J. Weeks, Chairman
                                Frank B. Mayorshi
                                William J. Binnie

                                STOCK PERFORMANCE

     The following graph compares the yearly percentage change and the cumulative total stockholder returns on the Company's common stock with the cumulative return on the NASDAQ Market Index and the MG Paper Products Peer Group Index for the five-year period commencing on June 30, 1993 and ending on June 30, 1998. These comparisons assume the investment of $100 of the Company's common stock and in each of the indices on June 30, 1993 and the reinvestment of dividends.

                  Comparison of 5-Year Cumulative Total Return
                               Among Bontex, Inc.
              NASDAQ Market Index and MG Paper Products Group Index






(PERFORMANCE GRAPH APPEARS HERE.)












                  Comparison of 5 Year Cumulative Total Return
                   of Company, Industry Index and Broad Market

                                1993      1994       1995       1996      1997       1998
                               ------   --------   --------   --------  --------  --------
BONTEX, INC.                   $ 100    $ 111.11   $  72.22    $ 80.56  $ 108.33  $  63.89
MG PAPER PRODUCTS INDEX          100      107.39     144.95     153.28    194.64    187.97
NASDAQ MARKET INDEX              100      109.66     128.61     161.89    195.02    258.52

     The peer group comprises the largest companies domestically traded on the NASDAQ market which operate in the Company's industry, paper products. None of these companies compete directly with Bontex, Inc. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership of Company common stock with the Securities and Exchange Commission. Based on its review of the copies of such Forms furnished to it with respect to fiscal 1998 and written representations from certain reporting persons that no other reports are required, the Company believes that during fiscal 1998 all required Section 16(a) reports were timely filed.

                              INDEPENDENT AUDITORS

     The firm of KPMG Peat Marwick LLP audited the Company's consolidated financial statements as of and for the year ended June 30, 1998 and has been reappointed by the Board of Directors as independent auditors for the year ended June 30, 1999. A representative of KPMG Peat Marwick LLP is expected to attend the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders at the meeting.

                             STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the Company's proxy statement for the 1999 Annual Meeting, stockholder proposals must be received by the Corporate Secretary of Bontex, Inc., One Bontex Drive, Buena Vista, Virginia 24416-1500, no later than May 26, 1999. Stockholder proposals intended to be presented at the 1999 Annual Meeting by means other than inclusion in the Company's proxy statement must be received by the Corporate Secretary no later than August 11, 1999.

                                  OTHER MATTERS

     The Board knows of no matters which may properly come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment thereon.

                     BY THE ORDER OF THE BOARD OF DIRECTORS



                                                     Charles W. J. Kostelni
                                                        Corporate Secretary

September 23, 1998

     The Company's Annual Report on Form 10-K, excluding exhibits, is available without charge to any stockholder of record requesting the same. Written requests should be addressed to the attention of the Corporate Controller, Bontex, Inc., One Bontex Drive, Buena Vista, Virginia 24416-1500.

[x]   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                               BONTEX, INC.
                              REVOCABLE PROXY

      Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting October 22, 1998

      The undersigned hereby constitutes and appoints David A. Dugan and William
B. D'Surney, or either of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned and to vote as designated below, all the shares of Common Stock held of record by the undersigned on September 14, 1998, at the Annual Meeting of Stockholders of Bontex, Inc. to be held at the Best Western Inn at Hunt Ridge, Willow Springs Drive, Lexington, Virginia, on Tuesday, October 22, 1998 at 10:30 A.M., Eastern Daylight Saving Time, and at any adjournments thereof.


The undersigned acknowledges receipt of the Proxy Statement dated September 23, 1998.


This proxy must be signed           Date
exactly as name appears hereon.          -------------

----------------------------------  -----------------------------------------
      Stockholder sign above              Co-holder (if any) sign above

                                             With-       For All
                                  For        hold        Except
1.    ELECTION OF DIRECTORS       [ ]        [ ]         [ ]

      Nominees: Three Class B directors for a three year term, Jeffrey C. Kostelni, Joseph F. Raffetto and Patricia S. Tischio.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


---------------------------------------------------------------------------

2. Approval of plan to grant stock options to certain executive officers as described in the Proxy Statement dated September 23, 1998.

                                    For      Against     Abstain
                                    [ ]        [ ]         [ ]

3. In their discretion, upon other matters as may properly come before the meeting.

      This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. This proxy is revocable at any time prior to the exercise hereof.

   Detach above card, sign, date and mail in postage paid envelope provided.

                                 BONTEX, INC.

      When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If executed on behalf of a corporation, please sign full corporate name by duly authorized officer.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY